Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 3 to Form S-3 (No. 333-168689) of our report dated March 23, 2011 relating to the financial statements of GenWoods HoldCo, LLC, except with respect to our opinion on the consolidated financial statements insofar as it relates to the sale of the Company discussed in Note 14 to the consolidated financial statements as to which the date is October 31, 2011, which appears in the current report on Form 8-K/A dated November 7, 2011.

PricewaterhouseCoopers LLP

Chicago, IL

November 7, 2011